EXHIBIT 99.1

Neose Announces Proprietary Product Candidate

Horsham, PA, January 7, 2003 — Neose Technologies, Inc. (NasdaqNM: NTEC) announced today that it will be presenting its plans to develop proprietary second generation versions of marketed therapeutic proteins. Its plans include GlycoPEGylating its initial candidate, erythropoietin (EPO). Neose will present data on product profile improvements made to EPO using the Company’s GlycoAdvance™ and GlycoPEGylation™ technologies at the JPMorgan H&Q Healthcare Conference on Wednesday, January 8, at 10:00 a.m. (PST) at the Westin St. Francis Hotel in San Francisco. The presentation will be accessible to the public via webcast at the following link: http://www.mapdigital.com/jpmorgan/healthcare03/directlinks/go.php?p=neose_technologies_inc

“We are looking forward to sharing the data generated from the application of our proprietary technologies to this protein. We will continue to provide updates as we move our product programs forward on this and other proteins,” said C. Boyd Clarke, Neose President and Chief Executive Officer.

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics through the application of its proprietary technologies, including GlycoAdvance™ , GlycoPEGylation™ and GlycoConjugation™. Neose is developing proprietary protein drugs that are improved versions of currently marketed therapeutics with proven efficacy. These second generation proteins are expected to offer significant advantages, including less frequent dosing and improved safety and efficacy. In addition to developing its own portfolio of protein therapeutics and co-developing products with others, Neose expects to enter into strategic partnerships for the application of its technologies in product development programs being conducted by other biotechnology and pharmaceutical companies.

CONTACTS:

Neose Technologies, Inc.
Robert I. Kriebel
Sr. Vice President and Chief Financial Officer
Barbara Krauter
Investor Relations Associate
(215) 315-9000

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the “Risk Factor” section of Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2001 and discussions of risks and uncertainties in Item 2 of our subsequent Quarterly Reports on Form 10-Q.